UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2024

NUKKLEUS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39341	38-3912845
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

525 Washington Blvd.

Jersey City, New Jersey 07310

(Address of principal executive offices)

212-791-4663

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NUKK	The Nasdaq Stock Market LLC

Warrants, each warrant exercisable for one Share of Common Stock for $11.50 per share	NUKKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2024, Nukkleus Inc. (the “Company”) entered into a Securities Purchase Agreement and Call Option between Nukkleus Inc. Star 26 Capital Inc. (“Star”), the shareholders of Star 26 Capital Inc. (“Star Equity Holders”) and Menachem Shalom, the representative of such shareholders (the “Star Agreement”) to acquire a controlling 51% interest in Star, a defense acquisition company (the “Transaction”). Star holds 95% of B. Rimon Agencies Ltd. (“Rimon”), an Israeli corporation engaged as a supplier of generators for "iron dome" launchers and other defense products. Mr. Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star. Pursuant to the Star Agreement, the Company at closing will acquire 51% of the issued and outstanding capital of Star in consideration of (i) $15,000,000 in a combination of cash in the minimum amount of $5,000,000 and a promissory note for the remaining balance maturing in 12 months following the closing (the “Investment Note”), (ii) the Company issuing the Seller 2,385,170 shares of common stock of the Company and (iii) the Company issuing Star a five-year warrant to purchase an aggregate of 6,907,859 shares of the Company’s common stock for an exercise price of $1.50 per share. The Star Equity Holders granted the Company an option (the “Option”) to purchase the balance of their equity in Star (49%) for an aggregate of $16,084,250 (the “Option Exercise Price”) in consideration for the issuance to the Star Equity Holders five-year warrants to purchase an aggregate of 720,000 shares of the Company’s common stock for an exercise price of $1.50 per share. The Option Exercise Price to be paid by the Company to the Star Equity Holders will consist of $3,000,000 in cash, a promissory note in the principal amount of $3,000,000, which shall accrue interest at the rate of 8% and be due and payable six (6) months after the issuance thereof, 2,385,170 shares of common stock of the Company and a five-year warrant to purchase 5,109,789 shares of the Company’s common stock for an exercise price of $1.50 per share.

If, for a period of 12 months after the closing, the Company’s shares of common stock are delisted from Nasdaq, Star shall have the right, at its own discretion, to require the Company to exchange the Investment Note for all the shares of Star then held by the Company, provided, however, the Option shall be automatically cancelled and Star shall retain any cash payments made by the Company to Star and the Company shall retain an equity interest in Star equivalent to all cash payments. The closing of the Transaction is subject to customary closing conditions, including regulatory approvals, third-party consents, fairness opinion, and approval by the Company’s shareholders as required under applicable Nasdaq listing rules.

Rimon operates two primary lines of business: (i) the purchase and sale of generators, masts, and lightning products and solutions, which it acquires through exclusive distributorship agreements with key third-party suppliers; and (ii) the engineering, design, production, integration, and maintenance of special tactical vehicles and trailers, including reconnaissance vehicles, mobile command and control vehicles, firefighting trailers, energy and lighting trailers, and satellite broadcast mobility platforms which are primarily sold to special defense forces, intelligence agencies and the Israeli Defense Forces.

The acquisition comes at a time of what the Company believes will be growth and transformation within the global defense sector. The Company will integrate Star operations into its existing business structure while continuing to explore additional opportunities for growth.

The foregoing information is a summary of the Star Agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of the Star Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K.  Readers should review the Star Agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1*	Securities Purchase Agreement and Call between Nukkleus Inc. Star 26 Capital Inc., the shareholders of Star 26 Capital Inc. and the representative of such shareholders, dated December 15, 2024

104	Cover Page Interactive Data File (embedded within the InLine XBRL document)

*	Exhibits, disclosure schedules and other schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such exhibits, disclosure schedules and other schedules, or any section thereof, to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUKKLEUS INC.

Date: December 17, 2024	By:	/s/ Menachem Shalom
	Name:	Menachem Shalom
	Title:	Chief Executive Officer

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